Exhibit 12.01

CITIGROUP INC.
CALCULATION OF RATIO OF INCOME TO FIXED CHARGES (1)
						Six Months Ended
	Years ended December 31,					June 30,
In millions of dollars, except for ratios	2015	2014	2013	2012	2011	2016	2015
EXCLUDING INTEREST ON DEPOSITS:

Fixed Charges
Interest expense (other than interest on deposits)	$6,869	$7,998	$9,941	$12,922	$15,678	$3,550	$3,465
Interest factor in rent expense	414	460	460	496	495	184	210
Total fixed charges	$7,283	$8,458	$10,401	$13,418	$16,173	$3,734	$3,675

Income
Income from continuing operations before taxes and noncontrolling interests	$24,826	$14,701	$19,802	$8,165	$15,096	$10,757	$13,831
Fixed charges (excluding preferred stock dividends)	7,283	8,458	10,401	13,418	16,173	3,734	3,675
Total income	$32,109	$23,159	$30,203	$21,583	$31,269	$14,491	$17,506

Ratio of income to fixed charges excluding interest on deposits	4.41	2.74	2.90	1.61	1.93	3.88	4.76

INCLUDING INTEREST ON DEPOSITS:

Fixed Charges
Interest expense	$11,921	$13,690	$16,177	$20,612	$24,209	$6,060	$6,079
Interest factor in rent expense	414	460	460	496	495	184	210
Total fixed charges	$12,335	$14,150	$16,637	$21,108	$24,704	$6,244	$6,289

Income
Income from continuing operations before taxes and noncontrolling interests	$24,826	$14,701	$19,802	$8,165	$15,096	$10,757	$13,831
Fixed charges (excluding preferred stock dividends)	12,335	14,150	16,637	21,108	24,704	6,244	6,289
Total income	$37,161	$28,851	$36,439	$29,273	$39,800	$17,001	$20,120

Ratio of income to fixed charges including interest on deposits	3.01	2.04	2.19	1.39	1.61	2.72	3.20

(1)
Citigroup adopted Accounting Standards Update (ASU) 2014-01, Investments-Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Qualified Affordable Housing Projects in the first quarter of 2015. The ASU is applicable to Citigroup’s portfolio of low income housing tax credit partnership interests. The adoption of this ASU was applied retrospectively, and among other items, impacts Citigroup’s Income from continuing operations before taxes and non-controlling interests for all periods presented. See Citi’s Current Report on Form 8-K furnished to the SEC on April 8, 2015.